Exhibit 10.37

April 1, 2005

VIA HAND DELIVERY

Paul Rioux

[Address omitted]

Re:	New Employment Terms

Dear Paul:

As you know, the Employment Term of your Employment Agreement with LeapFrog Enterprises, Inc. (“Leapfrog” or the “Company”) dated April 1, 2002 expired effective as of March 31, 2005, and that agreement is no longer in effect. This letter agreement (the “Agreement”) sets forth the new terms of your continued employment with LeapFrog, which are effective as of the expiration of your previous employment agreement. These new employment terms do not affect or alter your separate role as a member of the Company’s Board of Directors (the “Board”).

No Interruption of Employment Service

Your employment with the Company has continued, under the terms of this Agreement, effective as of April 1, 2005, without any interruption in your employment service.

Employment Position, Duties, Work Schedule and Reporting Relationship

You have assumed the new position of Advisor to the Company’s Chief Executive Officer (“CEO”). In this position, you will report directly to the CEO, who will specify your work duties and responsibilities. You are required to make yourself available, and to provide upon the CEO’s request, an average of eight hours of work per week. You are not required to work in the Company’s offices, unless specifically requested by the CEO. The Company currently anticipates that this position, and your employment relationship, will continue until no later than June 30, 2005, and that your employment relationship will terminate effective as of that date.

Compensation and Benefits

Your monthly base salary will be $3,333.33, less payroll deductions and withholdings. You will be paid semi-monthly on the Company’s normal payroll schedule. Because your position is classified as an exempt salaried position, you will not be eligible for additional compensation or overtime pay if you work more than eight hours in a week. In addition, you will not be eligible for any bonus or incentive compensation, or for any severance compensation or benefits.

Paul Rioux

April 1, 2005

Because of your reduced work schedule, you are no longer eligible to participate in the Company’s group health insurance benefits under the terms of the benefit plans. However, you will be eligible to continue your Company group health insurance benefits pursuant to federal COBRA law at your own expense. Enclosed with this letter is written information concerning COBRA continuation coverage. In addition, you will accrue paid sick leave and accrual of vacation on a pro-rated basis.

Compliance with Company Rules and Proprietary Information Agreement; Other Activities

As a condition of your employment, you are required to abide by Company policies and procedures, including but not limited to the Company’s Code of Business Conduct and Ethics which you signed on June 25, 2004 (copy enclosed), and to comply with your Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”) which you signed on June 25, 2004 (copy enclosed).

You may engage in outside employment or business activities during your continued employment with the Company, so long as such other employment or activities do not compete or conflict with the interests of Company.

At-Will Employment Relationship

Your employment relationship is at-will. This means that both you and the Company can terminate your employment at any time, with or without cause, and with or without advance notice. In addition, the Company retains the discretion to change your employment terms, including but not limited to compensation, benefits, position, work schedule, and reporting relationship.

This Agreement, together with its enclosures, forms the complete and exclusive statement of your agreement with Company concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Except for those changes expressly reserved to the Company’s discretion in this letter, this Agreement can only be modified in a written agreement signed by you and the CEO.

Paul Rioux

April 1, 2005

Please sign and date this letter and return it to me to indicate your understanding and agreement to these new terms of employment. We look forward to continuing our productive and enjoyable work relationship.

Sincerely,

/s/ Laura Dillard
Laura Dillard Vice President, Human Resources

Understood and Accepted:

/s/ Paul Rioux
Paul Rioux

4/1/05
Date

Enclosures:	Code of Business Conduct and Ethics Proprietary Information and Inventions Agreement